Exhibit 99.1

Frontier Communications

3 High Ridge Park

Stamford, CT 06905

203.614.5600

Media Contact

Brigid Smith
Frontier Communications
(203) 614-5042
brigid.smith@ftr.com

Frontier Communications Receives PURA Approval for Acquisition of AT&T Wireline Operations in Connecticut

STAMFORD, Conn., October 15, 2014 – Frontier Communications Corporation (NASDAQ: FTR) a leading provider of communications services throughout 27 states and headquartered in Connecticut since 1946, today announced that the State of Connecticut Public Utilities Regulatory Authority (PURA) has approved the Company’s purchase of AT&T Connecticut’s wireline operations.  PURA’s approval marks the final regulatory step toward the Company offering broadband, voice, video and other products to residential and business customers in the state.

“We are delighted to have received the full approval of PURA,” said Dan McCarthy, Frontier Communications’ President and Chief Operating Officer.  “Throughout, we have been impressed by the diligence of PURA’s commissioners and staff, and appreciate the fair, open forum they provided to all stakeholders in the process.  We look forward to completing the transaction and providing excellent products and services to customers in our home state.” The transaction is expected to officially close on Friday, October 24, 2014.

PURA’s approval follows a 10-month process in which the Company presented detailed information on its products and services, capital investment, workforce management and charitable activities in the state.  During the course of PURA’s review, the Company received the support of Connecticut’s Office of the Attorney General, The Office of the Consumer Counsel, and Communications Workers of America Local 1298.

In its approval, PURA found Frontier’s acquisition of AT&T Connecticut operations to be in the public interest and that Frontier has the financial, technological and managerial suitability required to provide safe and reliable service.

Following the closing, the approximately 2,600 AT&T employees who currently serve Connecticut customers will become Frontier employees.

“From the very beginning, Frontier has been fair and upfront with the CWA and its leadership, which led to a labor agreement that has substantial benefits for both our members and the Company,” said Bill Henderson, President of Communications Workers of America Local 1298.  “Our members work hard every day, and share completely Frontier’s goal of putting the customer first. We look forward to introducing residential and business customers to Frontier’s local engagement plan and great customer service. We welcome the opportunity to partner with Frontier to provide extraordinary service to our customers and neighbors.”

Frontier has announced that Paul Quick will lead its Connecticut operations as Senior Vice President & General Manager and will be based in Hartford.  Frontier will have Area General Managers in Fairfield, New Haven, Hartford and Litchfield counties and in eastern Connecticut (Tolland, Windham, New London and Middlesex counties).  More information about the Connecticut acquisition and Frontier careers in the state is available at frontier.com/ct.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) offers broadband, voice, satellite video, wireless Internet data access, data security solutions, bundled offerings, specialized bundles for residential customers, small businesses and home offices, and advanced communications for medium and large businesses in 27 states. Frontier's approximately 13,900 employees are based entirely in the United States. More information is available at www.frontier.com.

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